Exhibit 4.17

LINE OF CREDIT NOTE

$3,000,000.00	March 12, 2004 New Haven, Connecticut

          FOR VALUE RECEIVED, the undersigned, CONNECTICUT WATER SERVICE, INC., a Connecticut corporation with a mailing address of 93 West Main Street, Clinton, Connecticut 06413 (hereinafter referred to as the “Borrower”), promises to pay to the order of WEBSTER BANK, a Connecticut bank with a mailing address of 80 Elm Street, New Haven, Connecticut 06510 (hereinafter referred to as “Bank”), the sum of Three Million Dollars ($3,000,000.00) or so much thereof as shall have been advanced and be outstanding hereunder, together with interest on the outstanding unpaid principal balance hereof and costs thereon as set forth below.

          1. Payment of Principal. The entire principal balance remaining unpaid under this Note, together with all accrued but unpaid interest and all other sums accruing hereunder, shall be due and payable on the Termination Date (as hereinafter defined).

          2. Interest Rate; Payment of Interest.

          Interest on the outstanding principal amount of any loan shall accrue at the Eurodollar Rate (as hereinafter defined) plus 1% during the applicable Interest Period and shall be payable in arrears on the first day of each month commencing April 1, 2004. Except as hereinafter expressly provided, interest on sums advanced hereunder shall be payable at the rate set forth herein until all such sums are fully paid, whether before or after maturity, by acceleration or otherwise, and whether or not any judgment has been issued thereon.

          3. Loan Requests.

          3.1 Notice of Borrowing. Whenever the Borrower desires to obtain a revolving loan under the Line of Credit (the “Loan”), the Borrower shall notify the Bank via a telephone request received no later than 10:00 a.m (eastern time) on the same day on which the requested Loan is to be made. Each such notification shall be immediately followed by a written confirmation thereof by Borrower in substantially the form of Exhibit A attached hereto (the “Notice of Borrowing”).

          3.2 Availability of Funds. Subject to the terms and conditions of this Note, Bank shall make each Loan available to the Borrower no later than 11:00 a.m. (eastern time) on the date specified in the Notice of Borrowing. If any Loan is made, the Bank may, at its option, record on the

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     books and records of the Bank, an appropriate notation evidencing each Loan, each repayment on account of the principal thereof and the amount of interest paid; and the Borrower authorizes the Bank to maintain such records and agrees that the amount shown on the books and records, as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Note, absent manifest error.

     4. Definitions. As used herein, the following terms shall have the meanings set forth below:

          4.1 “Business Day” means any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New Haven, Connecticut; and (ii) a London Banking Day.

          4.2 “Credit Agreement” means the Credit Agreement between the Borrower and the Bank dated of even date herewith.

          4.3 “Eurodollar Rate” means the variable rate announced by Webster Bank from day to day as its EURODOLLAR Rate, which rate shall be based upon the thirty (30) day London Interbank Offered Rate for the offering by the Bank to prime commercial banks in the inter-bank Eurodollar market of dollar deposits. Such EURODOLLAR Rate shall be increased by the maximum marginal reserve percentage, if any, as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirement for the Bank for Eurodollar deposits having a maturity equal to one month. Any change in the interest rate under this Note resulting from a change in the EURODOLLAR Rate shall become effective immediately upon the date on which such change in the EURODOLLAR Rate shall be adopted by the Bank.

          4.4 “London Banking Day” means a day in which dealings in U.S. dollar deposits are transacted in the London interbank market.

          4.5 “Prime Rate” means the interest rate which the Bank announces from time to time as its prime rate for commercial loans. The Prime Rate is a rate used by the Bank from time to time in setting interest rates on loans. It is not necessarily the lowest or best rate at which the Bank loans money. Any change in the interest rate shall become effective immediately upon a change in the Prime Rate and such changed interest rate shall become effective without notice from Bank.

          4.6 “Prime Rate Loan” means any loan or advance the rate of interest applicable to which is based upon the Prime Rate.

          4.7 “Termination Date” means March 31, 2005.

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          5. Prepayment of Principal. Principal outstanding hereunder may be prepaid at any time, without premium or penalty, in whole or in part.

          6. Miscellaneous Eurodollar Rate Loan Terms.

          6.1 Eurodollar Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any Eurodollar Rate Loan, the obligations of the Bank to make, continue, maintain or convert into any such Eurodollar Rate Loan shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all Eurodollar Rate Loans shall automatically convert into Prime Rate Loans.

          6.2 Substitute Rate. If the Bank shall have determined that

          (a) US dollar deposits in the relevant amount are not available to the Bank in the London Interbank market; or

          (b) by reason of circumstances affecting the Bank in the London Interbank market, adequate means do not exist for ascertaining the Eurodollar Rate applicable hereunder to Eurodollar Rate Loans, then, upon notice from the Bank to the Borrower, the obligations of the Bank to continue any loans as, or to convert any loans into, Eurodollar Rate Loans shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist and all Eurodollar Rate Loans shall be converted into Prime Rate Loans until such circumstances causing such suspension no longer exist.

          7. Application of Payments. All payments will be applied first to the payment of the then outstanding charges and expenses imposed against Bank in maintaining and/or enforcing this Note and the Credit Agreement; second, to the payment of the then-outstanding late charges imposed against Borrower in connection herewith; third, to the payment of any accrued and unpaid interest hereunder; and fourth, to the payment of principal. All sums due hereunder are payable at the office of Webster Bank, 80 Elm Street, New Haven, Connecticut 06510, or at such place as Bank may from time to time designate in writing.

          8. Remedies Upon Default. Except as provided above, Bank may, at its option, upon the occurrence of any of the Events of Default set forth in the Credit Agreement, accelerate the maturity of this Note and declare the entire balance of this Note, both principal and interest,

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immediately due and payable and/or may enforce such other rights as are available to Bank under the terms and conditions of any document securing this Note or otherwise available at law or in equity. All rights and remedies available to Bank shall be cumulative and not exclusive and the exercise or beginning to exercise of any one of such remedies shall not preclude the simultaneous or later exercise of any or all of such remedies. Borrower hereby agrees to pay all expenses incurred by Bank, including, but not limited to, reasonable attorney’s fees if placed in the hands of an attorney for collection or if collected through probate, bankruptcy or other judicial proceedings.

          9. Default Rate. Upon the occurrence of any Event of Default (as defined in the Credit Agreement) and so long as it continues, interest shall become payable from the date of such Event of Default at a rate which is three percentage points (3%) per annum in excess of the interest rate then in effect as set forth above and shall be applicable to the entire amount owing hereunder, which amount shall thereupon, at the option of the holder, and without notice or demand, become immediately due and payable.

          10. Late Charge. Any payment due hereunder, whether of principal, interest or otherwise which is not made within 10 business days after the date on which it is payable shall bear a late charge equal to 5% of such payment due which charge shall be added to such payment due. The imposition of such a charge by the Bank shall not constitute a waiver of the Bank’s rights to declare a default under the Loan Agreement of even date herewith, nor shall it impair the right of the Bank to accelerate payment of this Note.

          11. Credit Agreement. This Note is the Line of Credit Note as defined in the Credit Agreement, to which reference may be made for a description of the terms and conditions of borrowing hereunder, and the rights of acceleration.

          12. Waiver. The Borrower waives presentment for payment, protest and demand, notice of non-payment, protest, notice of protest, notice of acceleration, notice of the intent to accelerate, the filing of suit, and diligence in collecting this Note or enforcing any of the security herefor, and agrees to the substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon, and further agrees that it will not be necessary for the holder hereof, in order to enforce payment of this Note by it, to first institute suit or exhaust its remedies against Borrower, or to enforce its rights against any security herefor, and consents to any one or more rearrangements, modifications, extensions or postponements of the time, amount or manner of payment of this Note on any terms or any other indulgences with respect thereto, without notice thereof to Borrower and without discharging or reducing Borrower’s liability hereunder. Bank may transfer this Note, and the rights and privileges of Bank under this Note shall inure to the benefit of Bank’s representatives, successors, and assigns.

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          13. Usury. If, at any time, the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, if any, for loans of this type, the effective interest rate payable under this Note shall be the maximum lawful rate, and any amount received by the Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to the Borrower.

          14. Set-Off. The Bank shall have a lien on, and, after the occurrence of an Event of Default, an option to set off against, all deposits and other property of the undersigned in the possession or control of or in transit to the Bank, without prior demand or notice, against the indebtedness described herein.

          15. Governing Law. This Note shall be interpreted, construed and enforced in accordance with the internal laws of the State of Connecticut, without regard to Connecticut law with respect to conflict of laws.

          16. Severability. If any term, covenant, condition, agreement, representation or warranty of the Note or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term, covenant, condition, agreement, representation or warranty to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, condition, agreement, representation or warranty of this Note shall be valid and enforced to the fullest extent permitted by law.

          17. Captions. Plural. The captions contained in the Note are inserted for convenience only and shall not affect the meaning or interpretation of the Note. Where the context so requires, references to any gender shall include the others and references to the singular shall include the plural and vice versa.

Waiver of Jury Trial. BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED ARISING OUT OF THIS NOTE OR ANY ASSIGNMENT THEREOF OR BY REASON OF ANY OTHER CAUSE OR DISPUTE BETWEEN BORROWER AND BANK IN CONNECTION WITH THE TRANSACTION EVIDENCED BY THIS NOTE AND THE MORTGAGE. BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

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BORROWER HEREBY FURTHER AGREES THAT THE FOLLOWING COURTS:

STATE COURT — ANY STATE OR LOCAL COURT OF THE STATE OF CONNECTICUT

FEDERAL COURT — UNITED STATES DISTRICT COURT FOR THE DISTRICT OF CONNECTICUT

OR AT THE OPTION OF BANK, ANY COURT IN WHICH BANK SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND BANK PERTAINING DIRECTLY OR INDIRECTLY TO THIS NOTE OR TO ANY MATTER ARISING IN CONNECTION WITH THIS NOTE. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE EXCLUSIVE CHOICE OF FORUM SET FORTH HEREIN SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS NOTE TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

BORROWER HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES OR BY OTHER APPLICABLE LAW, BORROWER HEREBY WAIVES (A) ALL RIGHTS TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER IN CONNECTION WITH ANY AND ALL PREJUDGMENT REMEDIES TO WHICH BANK OR ANY SUBSEQUENT HOLDER OF THIS NOTE MAY BECOME ENTITLED BY VIRTUE OF ANY EVENT OF DEFAULT OR PROVISION OF THIS NOTE OR ANY MORTGAGE OR SECURITY AGREEMENT SECURING THIS NOTE, AND (B) ALL RIGHTS TO REQUEST THAT THE BANK OR ANY SUBSEQUENT HOLDER OF THIS NOTE POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT BORROWER OR ANY OTHER UABLE PARTY AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY BANK OR ANY SUBSEQUENT HOLDER OF THIS NOTE BY VIRTUE OF ANY EVENT OF DEFAULT OR OTHER PROVISION OF THIS NOTE OR ANY MORTGAGE OR SECURITY AGREEMENT SECURING THIS NOTE, AND BORROWER HEREBY CONSENTS TO THE ISSUANCE OF ANY SUCH PREJUDGMENT REMEDY WITHOUT SUCH A BOND.

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          IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date and year first above written.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit

Name: David C. Benoit
Title: Chief Financial Officer

and

By	/s/ Marshall T. Chiarlauce

Name: Marshall T. Chiaraluce
Title: Chairman

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Exhibit 4.17

Exhibit A

Form of Notice of Borrowing

Webster Bank
80 Elm Street
New Haven, Connecticut 06510

Re:	Line of Credit Note dated as of March , 2004 (the “Note”) and Credit Agreement dated as of March , 2004 (the “Agreement”).

Ladies and Gentlemen:

     Pursuant to Section 3 of the Note, the undersigned hereby confirms its telephone request made on , 20 and for a loan in the amount of and    /100 DOLLARS ($          ) on , 200 .

     The representations and warranties contained or referred to in Section 4 of the Agreement are true and accurate on and as of the effective date of the requested loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Event of Default has occurred and is continuing or will result from the requested loan.

     Please deposit the funds to our operating account at Webster Bank No.    .

CONNECTICUT WATER SERVICE, INC.

	By:	/s/ Marshall T. Chiaraluce

Marshall T. Chiaraluce, Chairman

Date:		and

	By:	/s/ David C. Benoit

David C. Benoit, Chief Financial Officer

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Exhibit 4.17

CREDIT AGREEMENT

     THIS CREDIT AGREEMENT (the “Agreement”) is made as of the 12th day of March 2004 by and between CONNECTICUT WATER SERVICE, INC., a corporation duly organized and existing under the laws of the State of Connecticut with the mailing address of 93 West Main Street, Clinton, Connecticut 06413 (the "Borrower”) and WEBSTER BANK, a Connecticut bank having a place of business at 80 Elm Street, New Haven, Connecticut 06510 (the “Bank”).

W I T N E S S E T H:

     WHEREAS, the Borrower has requested the Bank to make available to Borrower an unsecured revolving line of credit, as evidenced by a Revolving Line of Credit Note in the principal amount of up to $3,000,000 executed by the Borrower in favor of the Bank, of even date and delivery herewith (the “Note”); and

     WHEREAS, the Bank is willing and may, from time to time, be willing to make or consider making such loan to the Borrower upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extension of credit heretofore, now or hereafter made by Bank to Borrower, the parties agree as follows:

1.	GENERAL DEFINITIONS

     When used in this Agreement, the following terms shall have the following meanings:

     1.1 “Advance”: a loan or advance of funds to or on behalf of the Borrower by the Bank pursuant to this Agreement under the Line of Credit or a borrowing or reborrowing by the Borrower of an outstanding amount under the Line of Credit which shall bear interest as set forth in the Note.

     1.2 “Affiliate”: any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent (10%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) of Borrower or any Subsidiary, or is controlled by or is under common control with Borrower, or any stockholder of Borrower, or any Subsidiary. For the purpose of this definition, “control” means the possession, directly or indirectly, of the powers to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

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     1.3 “Business Day”: any day on which the Bank is open for business.

     1.4 “Charges”: all federal, state, county, city, municipal, or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to

     (A) the Liabilities;

     (B) Borrower’s employees, payroll, income or gross receipts;

     (C) Borrower’s ownership or use of any of its assets; or

     (D) any other aspect of the Borrower’s business.

     1.5 “Event of Default”: shall have the meaning ascribed to it in Section 6 hereof.

     1.6 “Financials”: those financial statements of Borrower, internally prepared by management of the Borrower and dated as of September 30, 2003, which have been delivered to the Bank.

     1.7 “GAAP”: generally accepted accounting principles in the United States of America, as from time to time in effect.

     1.8 “Indebtedness”: all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, the Liabilities, whether heretofore, now or hereafter owing, arising, due, or payable from Borrower to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following:

          (A) All obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by the Borrower, even though the Borrower has not assumed or become liable for the payment thereof;

          (B) All obligations or liabilities created or arising under any lease of real or personal property or conditional sale or other title retention agreement with respect to property used or acquired by the Borrower, even though the rights and remedies of the lessor, seller or Bank thereunder are limited to repossession of such property;

          (C) All unfunded pension fund obligations and liabilities; and

          (D) Deferred taxes and reserves for deferred taxes.

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     1.9 “Liabilities”: all liabilities, obligations and indebtedness of any and every kind and nature, (including, without limitation, interest, charges, expenses, attorneys’ fees and other sums chargeable to the Borrower by Bank and future Advances made to or for the benefit of the Borrower) owing from the Borrower to the Bank, whether arising under this Agreement, under any of the Other Agreements, or acquired by Bank from any other source, whether now owed or hereafter owing, arising, due, or payable from the Borrower to Bank, no matter howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and including obligations of performance.

     1.10 “Line of Credit”: shall have the meaning ascribed to it in Section 2.1 hereof.

     1.11 “Note”: the Line of Credit Note in the principal amount of up $3,000,000 executed by the Borrower in favor of the Bank, dated of even date herewith, which evidences the Borrower’s obligations under the Line of Credit, and any extensions, renewals and replacements thereof and substitutions therefor.

     1.12 “Other Agreements”: all agreements, instruments, documents, and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower and delivered to Bank or any Participant with respect to this Agreement or any of the Other Agreements, and including, without limitation, the Note, as each may be modified from time to time.

     1.13 “Participant”: any Person, now or at any time or times hereafter, participating with Bank in the loans made by Bank to the Borrower pursuant to this Agreement or the Other Agreements.

     1.14 “Person”: any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     1.15 “Stock”: all shares, options, interests, participations or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     1.16 “Subordinated Debt”: Indebtedness now or hereafter owing by the Borrower, the payment of which has been subordinated to the payment of the Liabilities in form and substance satisfactory to the Bank.

     1.17 “Subsidiary”: any corporation or a limited liability company of which more than fifty percent (50%) of the outstanding capital stock or units, as applicable, having ordinary voting power to elect a majority of the board of directors or a majority of the managers, as applicable, is at the time, directly or indirectly, owned by Borrower or one or more Subsidiaries.

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     1.18 “Termination Date”: shall mean March 31, 2005.

     1.19 Any accounting terms which are used herein but not specifically defined herein shall have the meaning customarily given them in accordance with generally accepted accounting principles.

2.	LOAN: GENERAL TERMS

     2.1 Line of Credit

     (i) General Terms. So long as there exists no Event of Default or event or condition which, with the passage of time, the giving of notice or both would constitute an Event of Default, the Bank shall make an unsecured revolving Line of Credit available for the Borrower’s use from time to time upon the request of the Borrower, which Line of Credit shall be subject to all of the terms and conditions of this Agreement (the “Line of Credit”). Except as expressly provided herein to the contrary, the maximum amount of Advances under the Line of Credit to be outstanding at any time in the aggregate shall not exceed the sum of $3,000,000.

     Advances made by the Bank under the Line of Credit shall be evidenced by the Note and shall bear interest at the rate provided therein.

     (ii) Use of Proceeds. Borrower shall use the proceeds of all Advances under the Line of Credit for general corporate purposes.

     (iii) Termination Date. Borrower shall have no right to request Advances under the Line of Credit on or after Termination Date. All sums outstanding under the Line of Credit on the Termination Date shall be payable in full on that date.

     (iv) Fee on Unused Availability. To the extent that the daily average of borrowing outstanding under the Line of Credit in any calendar quarter is less than $3,000,000 (the “Unused Availability”), the Borrower shall pay to the Bank quarterly, on demand, a fee calculated on the Unused Availability at the rate of one-quarter percent per annum times the number of days in the quarter.

     2.2 All Advances to Constitute One Loan. All Advances by Bank to the Borrower under this Agreement and the Other Agreements, shall constitute one general obligation of the Borrower to Bank. Borrower agrees that all of the rights of Bank set forth in this Agreement shall apply to any modification of or supplement to this Agreement and the Other Agreements.

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3.	LOAN PAYMENTS

     3.1 Payments. All payments to Bank shall be payable at Bank’s address set forth below or at such other place or places as Bank may designate from time to time in writing to Borrower. Except where evidenced by notes or other instruments issued or made by Borrower to Bank specifically containing provisions which are in conflict with this Section (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Liabilities shall be payable, in immediately available funds, as follows:

     (A) Principal payments on account of the Line of Credit, shall be payable on the Termination Date.

     (B) Interest shall be payable as provided in the Note;

     (C) Costs, fees and expenses payable pursuant to this Agreement or the Other Agreements shall be payable on demand by Borrower to Bank or to such other Persons designated by Bank; and

     (D) The balance of the Liabilities, if any, shall be payable by Borrower to Bank as and when provided in this Agreement or the Other Agreements and, if not specified, then on demand.

     3.2 Authorization to Charge Borrower’s Account. The Borrower hereby authorizes the Bank, at the Bank’s option, to charge all amounts coming due hereunder or under any of the Other Agreements against the operating account maintained by the Borrower with the Bank.

     3.3 Statement of Account. Bank shall provide Borrower with a statement of account on a monthly basis and each statement of account which is delivered by Bank to Borrower and which relates to the Liabilities shall be presumed correct and accurate and shall constitute an account stated between Borrower and Bank unless thereafter waived in writing by Bank or unless, within twenty (20) days after Borrower’s receipt of said statement, Borrower delivers to Bank, by registered or certified mail addressed to Bank at the address set forth below, written objection thereto specifying the error or errors, if any, contained in such statements.

4.	WARRANTIES AND REPRESENTATIONS

4.1	General Warranties and Representations. Borrower warrants and represents the following:

     (A) It is a corporation duly organized and validly existing under the laws of the State of Connecticut, qualified or licensed to do business in the State of Connecticut and all other jurisdictions in which the laws thereof require it to be so qualified or licensed;

     (B) It has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Other Agreements executed concurrently herewith;

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     (C) The execution, delivery and performance by it of this Agreement and the Other Agreements shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in its Articles of Incorporation or By-Laws or contained in any agreement, instrument, document or bond indenture to which it is now a party or by which it or any of its assets is bound;

     (D) Its uses of the proceeds of any Advances made by Bank to it pursuant to this Agreement or the Other Agreements are, and will continue to be legal and proper corporate uses and such uses are consistent with all applicable laws and statutes, as in effect as of the date hereof and consistent with the terms of this Agreement;

     (E) It has, and is in material compliance with respect to, all government approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business in the manner described to Bank, and to own or lease and operate its properties;

     (F) None of said approvals, permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to persons engaged in the same or similar business as it;

     (G) It now has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is now able to pay its debts as they mature;

     (H) Except for trade payables arising in the ordinary course of its business since the dates reflected in the Financials and except as disclosed in the Financials, or otherwise to the Bank, it has no litigation pending and no Indebtedness and has not guaranteed the obligations of any other Person;

     (I) It is not a party to any labor contract and it is not a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise;

     (J) It is in compliance with all applicable statutes, regulations or ordinances of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or of any other jurisdiction or country, whether foreign or domestic, or of any agency thereof (including, without limitation, environmental laws), non-compliance with which would materially and adversely affect the business, property, assets, operations or condition, financial or otherwise of the Borrower or any Subsidiary;

     (K) The Financials fairly present the assets, liabilities and financial condition as of the date thereof, there are no omissions or other facts or circumstances which are or may be material and there have been no material and adverse changes, in the assets, liabilities or financial condition of it

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since the date of the Financials; there exist no equity or long term investments in, or outstanding Advances, to any Person not reflected in the Financials; there are no actions or proceedings which are pending or, to the best of its knowledge, threatened against it which might result in any material adverse change in its financial condition or materially and adversely affecting its business, property, operations or its assets;

     (L) It has received no notice to the effect that it is not in full compliance with any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and the regulations promulgated thereunder and, to the best of its knowledge there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof (“Reportable Event”);

     (M) It has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all Charges that are due and payable;

     (N) Its execution and delivery of this Agreement or any of the Other Agreements does not directly or indirectly violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System (12 CFR Sections 220, 221, and 224, respectively) and it does not own or intend to purchase or carry any “margin security”, as defined in said Regulations;

     4.2 Automatic Warranty and Reaffirmation of Warranties and Representations. Each request for an Advance made by Borrower pursuant to this Agreement or the Other Agreements shall constitute (i) an automatic warranty and representation by the Borrower to Bank that there does not then exist an Event of Default or any event or condition which, with notice, lapse of time or the making of such Advance, would constitute an Event of Default and (ii) a reaffirmation as of the date of said request of all of the material representations and warranties of the Borrower contained in this Agreement or the Other Agreements, provided, however, that the representations and warranties contained in Section 4.1(H) and 4.1(K) hereof shall be deemed to refer to the most current financial statements which will have been furnished to the Bank.

     4.3 Survival of Warranties and Representations. Borrower covenants, warrants and represents to Bank that all representations and warranties of Borrower contained in this Agreement and the Other Agreements, shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.	COVENANTS AND CONTINUING AGREEMENTS

     5.1 Affirmative Covenants. Borrower covenants that so long as any Liabilities remain outstanding or the Bank has any obligation to make loans or Advances under this Agreement, unless the Bank, in its discretion, expressly agrees to the contrary, Borrower shall:

Exhibit 4.17

     (A) Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank, at Borrower’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof;

     (B) Conduct its business in substantially the same manner as such business is now and has previously been conducted;

     (C) Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance, all acquired in such amounts and from such companies as Bank may reasonably require;

     (D) Maintain, preserve and keep its property in good repair, working order and condition, making necessary replacements, additions and improvements thereto, to the extent allowed by this Agreement;

     (E) Keep books of account and prepare financial statements and cause to be furnished to Bank the following (all of the foregoing and following to be kept and prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financials, unless Borrower’s certified public accountants concur in any changes therein and such changes are disclosed to Bank and are consistent with then generally accepted accounting principles):

     (i) as soon as available, but not later than one hundred twenty days (120) after the close of each fiscal year of Borrower thereafter, audited financial statements of Borrower reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; in reasonable detail, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year, certified by an independent certified public accountant selected by the Borrower but reasonably acceptable to the Bank;

     (ii) together with the financial statements described in clause (i) above, a written statement signed by the Chief Financial Officer of the Borrower stating that (a) the financial statements are true and correct and (b) he has reviewed this Agreement and all other loan or credit agreements to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound and that, based on such review, in his opinion the Borrower and such Subsidiary is in compliance with all of the terms thereof, or if it is not in compliance, a description of such non-compliance and a statement of the action the Borrower or such Subsidiary intends to take in connection therewith.

     (iii) as soon as available, but not later than 60 days after the end of each of the Borrower’s calendar quarters, management-prepared quarterly financial statements of

Exhibit 4.17

Borrower as of the end of the portion of Borrower’s fiscal year then elapsed, consisting of a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, all in reasonable detail, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year; such statements shall be certified as to their correctness by a principal financial officer of Borrower; and

     (iv) such other data and information (financial and otherwise) as the Bank, from time to time, may reasonably request, bearing upon or related to the Borrower’s financial condition and result of operations;

     (F) Notify Bank in writing, promptly upon its learning thereof, of the institution of any suit whether or not the claim is considered to be covered by insurance, or administrative proceeding which may materially and adversely affect the operations, financial condition or business of the Borrower;

     (G) Promptly notify the Bank in writing of (i) any material adverse change in its financial condition or its business taking into account seasonal fluctuation in Borrower’s income stream, (ii) any default under any material agreement, contract or other instrument to which it or a Subsidiary is a party;

     (H) Make timely payments on account of its funded and unfunded pension liabilities in such amounts as are determined by its pension actuarial consultants to be required by law;

     (I) Maintain an operating account with the Bank;

     5.2 Negative Covenants. Borrower covenants that, so long as any of the Liabilities remain outstanding or the Bank has any obligation to make loans or Advances under this Agreement, unless the Bank in its discretion expressly agrees to the contrary, the Borrower shall not:

     (A) Redeem, retire, purchase or otherwise acquire, directly or indirectly, the Stock of Borrower unless at the time of such transaction there does not exist any Event of Default or event or condition which, with the passage of time, the giving of notice or both would become an Event of Default and no Event of Default would be caused by or result from such transaction;

     (B) Make any material change in its capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Liabilities;

     (C) Enter into any transaction which materially and adversely affects its business, operations or financial condition or its ability to repay the Indebtedness or permit or agree to any extension, compromise or settlement;

Exhibit 4.17

     (D) Suffer or consent to any material change in the management or the stock ownership of the Borrower unless the Borrower is acquired and the acquirer assumes the obligations of the Borrower hereunder in writing.

     (E) Enter into any transaction with an Affiliate except on fair and reasonable terms which are no less favorable to the Borrower than would be the case in an arm’s length transaction with a third party.

     5.3 Financial Covenants. The Borrower shall maintain, at all times, a corporate credit rating from Standard & Poor’s of not less than BBB.

     5.4 Payment of Charges. Subject to the provisions of Section 5.5 below, Borrower shall pay promptly when due all of the Charges. In the event Borrower, at any time or times hereafter, shall fail to pay the Charges or to promptly obtain the discharge of such Charges, Borrower shall so advise Bank thereof in writing and Bank may, without waiving or releasing any obligation or liability of Borrower hereunder or any Event of Default, in its sole discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Bank deems advisable. All sums so paid by Bank and any expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable within 10 Business Days following demand, by Borrower to Bank and shall be additional Liabilities hereunder. Until such sums are repaid by Borrower to Bank they shall bear interest at a rate which is 3% per annum in excess of the highest interest rate borne by any of the Liabilities and such interest shall be calculated based on a year of 360 days, but shall be payable for the actual number of days elapsed.

     5.5 Contesting Charges. Notwithstanding anything to the contrary herein, Borrower may dispute any Charges without prior payment thereof, even if such non-payment may cause a lien to attach to Borrower’s assets, provided that Borrower shall have given Bank written notice of said dispute and shall be diligently contesting the same in good faith in an appropriate proceeding and, provided further that the Borrower maintains adequate reserves on its books with respect to such charges.

6.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     6.1 Event of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

     (A) Borrower fails to pay the Liabilities when due and payable or declared due and payable or the Borrower or any Subsidiary is in default in the payment of any material portion of its Indebtedness or under any agreement pertaining thereto;

     (B) Borrower fails or neglects to perform, keep or observe any other term, provision, condition, covenant, warranty or representation contained in this Agreement or in any of the Other

Exhibit 4.17

Agreements, which is required to be performed, kept or observed and the same is not cured to Bank’s satisfaction within thirty (30) days after Bank gives Borrower written notice thereof or, if such event or condition is capable of being cured but is not capable of being cured within thirty (30) days, the Borrower does not commence such cure promptly and prosecute it diligently and complete it within one hundred twenty (120) days following such written notice;

     (C) Any representation, warranty, statement, report, financial statement, or certificate whether contained herein or in any of the Other Agreements or otherwise made or delivered by Borrower, or any of Borrower’s officers, employees or agents to Bank is not true and correct when made in any material respect;

     (D) Any material portion of the assets of the Borrower or any Subsidiary are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not released within sixty (60) days thereafter; an application is made by any Person other than Borrower or any Subsidiary for the appointment of a receiver, trustee, or custodian for any material portion of the assets of the Borrower or such Subsidiary and the same is not dismissed within sixty (60) days after the application therefor;

     (E) An application is made by Borrower or any Subsidiary for the appointment of a receiver, trustee or custodian for any material portion of its assets; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed by Borrower or any Subsidiary; Borrower or any Subsidiary makes an assignment for the benefit of its creditors or any case or proceeding is filed by Borrower or any Subsidiary for its dissolution, liquidation, or termination;

     (F) Borrower or any Subsidiary ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against Borrower or any Subsidiary or any case or proceeding is filed against Borrower or any Subsidiary for its dissolution or liquidation and such injunction, restraint or petition is not dismissed within sixty (60) days after the entry or filing thereof;

     (G) Except as permitted in Section 5.4 above, a notice of lien, levy or assessment is filed of record with respect to all or any of the assets of the Borrower or any Subsidiary by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times thereafter to any one of them becomes a lien or encumbrance upon any of the assets of the Borrower or any Subsidiary and the same is not released within the lesser of sixty (60) days or such grace period as may be permitted under any Subsidiary’s loan agreement after the same becomes a lien or encumbrance;

Exhibit 4.17

     (H) Borrower or any Subsidiary becomes insolvent or is generally not paying its debts as they mature;

     (I) Failure of Borrower to promptly and, in any event, within fifteen (15) days after the occurrence of the respective event, furnish Bank with appropriate written notice upon the occurrence of any of the following events: (i) the happening of a Reportable Event as defined in ERISA with respect to any profit sharing or pension plan governed by ERISA (such notice shall then contain (a) the statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto and (b) a copy of the notice of such Reportable Event to the Pension Guaranty Benefit Corporation), (ii) the termination of any such plan, (iii) the appointment of a trustee by an appropriate United States district court to administer any such plan, or (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan; furnish to Bank a copy of each report which is filed by Borrower with respect to each such plan promptly after the filing thereof with the Secretary of Labor or the Pension Benefit Guaranty Corporation; notify Bank promptly upon receipt by Borrower of any notice of the institution of any proceeding or any other actions which may result in the termination of such plans; or acquire and maintain, when available, the contingent employer liability coverage insurance provided for under Section 4023 of ERISA, such insurance to be satisfactory to Bank in coverage and amount;

     (J) The occurrence of a material adverse change in the business, operations or financial condition of the Borrower or any Subsidiary.

     6.2 Termination of Advances; Acceleration of the Liabilities. Upon and after an Event of Default, the commitment of the Bank to make any further loans or Advances hereunder shall immediately terminate and all the Liabilities may, at the option of Bank and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable. If a Default occurs and is continuing, the Borrower shall immediately (i) pay all amounts owing to the Bank hereunder and under any of the Other Agreements, and (ii) remit to Bank cash collateral equal to the undrawn face amount of any letter of credit issued and outstanding and the amount of any exposure on foreign exchange transactions, as determined by the Bank; plus (iv) any fees, costs or expenses to which the Bank is entitled under this Agreement or Other Agreements.

     6.3 Remedies. Upon and after an Event of Default, Bank shall have all the rights and remedies available under applicable law, all of which rights and remedies shall be cumulative, and none exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement and in all of the Other Agreements.

7.	MISCELLANEOUS

     7.1 Modification of Agreement, Sale of Interest. Neither this Agreement nor the Other Agreements may be modified, altered or amended, except by an agreement in writing signed by Borrower and Bank. Borrower may not sell, assign or transfer this Agreement, or the Other

Exhibit 4.17

Agreements or any portion thereof, including, without limitation, Borrower’s rights, title, interests, remedies, powers, or duties hereunder or thereunder. Borrower hereby consents to Bank’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter of this Agreement, or the Other Agreements, or of any portion hereof or thereof, including, without limitation, Bank’s rights, title, interests, remedies, powers, and duties hereunder and thereunder, provided that Bank shall reserve and retain to itself control over the administration of this Loan Agreement and the matters contemplated hereunder.

     7.2 Attorneys’ Fees and Expenses. If, at any time or times, whether prior or subsequent to the date hereof and regardless of the existence of an Event of Default, Bank employs counsel for advice or other representation or incurs legal or other costs and expenses in connection with:

          (A) The preparation of this Agreement, all Other Agreements, any amendment of or modification of this Agreement or the Other Agreements; or

          (B) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Bank, Borrower or any other Person) in any way relating to this Agreement, the Other Agreements or Borrower’s affairs;

          (C) Any attempt to enforce any rights of Bank or any Participant against Borrower or any other Person which may be obligated to Bank by virtue of this Agreement or the Other Agreements; or

     All the reasonable attorneys’ fees and reasonably incurred expenses, costs, charges and other fees of such counsel or Bank in any way or respect arising in connection with or relating to any of the events or actions describe in this Section shall be payable, within 10 days following demand, by Borrower to Bank and shall be additional Liabilities hereunder. Until such sums are repaid by the Borrower to the Bank they shall bear interest at a rate which is 3% per annum in excess of the highest rate borne by any of the Liabilities. Such interest shall be calculated based on a year of 360 days but shall be payable for the actual number of days elapsed. Notwithstanding anything herein to the contrary, no interest shall accrue on any such fees or expenses until Bank has actually paid such fees. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include accountants’ fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

     7.3 Waiver by Bank. Bank’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default by Borrower under this Agreement or the Other Agreements, shall not be a waiver of any other Event of Default whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties,

Exhibit 4.17

covenants and representations of Borrower contained in this Agreement or the Other Agreements and no Event of Default by the Borrower under this Agreement or the Other Agreements shall be deemed to have been suspended or waived by Bank, unless such suspension or waiver is by an instrument in writing signed by an officer of Bank and directed to Borrower specifying such suspension of waiver.

     7.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If all or any portion of this Agreement shall be prohibited by or invalid or unenforceable under applicable law in any particular context in which, or with respect to any portion of the Liabilities against which, it is sought to be enforced, such prohibition, invalidity or unenforceability shall be limited to the specific provision and to the specific context, and shall not affect any other provision or the application of this Agreement in any other context.

     7.5 Parties. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Bank. This provision, however, shall not be deemed to modify Section 7.1 hereof.

     7.6 Conflict of Terms. The provisions of the Other Agreements are incorporated in this Agreement by reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

     7.7 Waivers by Borrower. Except as otherwise provided for in this Agreement, Borrower waives presentment, demand and protest and notices of presentment, protest and nonpayment.

     7.8 Indemnity by Borrower. The Borrower agrees to indemnify and hold Bank and its respective shareholders, directors, agents, officers, employees, subsidiaries and affiliates harmless from and against any and all damages, losses, obligations, payments, liabilities, claims, actions or causes of actions, fees or expenses (including legal fees) and other matters incurred, sustained or paid by Bank or such indemnified party in connection with or as a result of this transaction, except to the extent that any of the foregoing matters result from the gross negligence or willful misconduct of Bank or any other indemnified party.

     7.9 Taxes. The Borrower agrees to pay any and all stamp, document, transfer or recording taxes and any and all other taxes (except franchise taxes or taxes measured by Lender’s taxable income) and similar impositions payable or hereafter determined to be payable in connection with this Agreement or any other Loan Document or any other documents, instruments or

Exhibit 4.17

transactions pursuant to or in connection herewith and therewith, whether such tax is imposed upon the Lender or the Borrower, and agrees to save the Lender harmless from and against any and all present or future claims or liabilities with respect to, or resulting from any delay in paying or omission to pay, any such taxes or similar impositions.

     7.10 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT NEW HAVEN, CONNECTICUT AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF CONNECTICUT. BORROWER WAIVES TRIAL BY JURY AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER.

     7.11 Notice. Except as otherwise provided herein, any notice required hereunder or under any of the Other Agreements shall be in writing, and shall be deemed to have been validly served, given or delivered upon deposit in the United States mails, with proper postage prepaid, or hand delivered or delivered by registered or certified mail or by courier or messenger service and addressed to the party to be notified as follows:

(A)	If to Bank, at

80 Elm Street New Haven, Connecticut 06510

Attention: John H. Frost, Vice President

(B)	If to Borrower, at

93 West Main Street Clinton, CT 06413

Attention: David C. Benoit, Chief Financial Officer

or to such other address as each party may designate for itself by like notice.

     7.12 Usury. If, at any time, the effective interest rate payable on the Liabilities under this Agreement or any of the Other Agreements would, but for this paragraph, exceed the maximum lawful rate, if any, for loans of this type, the effective interest rate payable under this Agreement and the Other Agreements shall be such maximum lawful rate, and any amount received by the Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amount is owing, returned to Borrower.

Exhibit 4.17

     7.13 WAIVER OF RIGHTS UNDER SECTION 52-278f OF THE CONNECTICUT GENERAL STATUTES. BORROWER HEREBY ACKNOWLEDGES THAT THIS AGREEMENT, THE OTHER AGREEMENTS, AND ANY AND ALL LOANS AND OTHER TRANSACTIONS MADE OR INCURRED PURSUANT HERETO OR THERETO, CONSTITUTE A COMMERCIAL TRANSACTION. PURSUANT TO SECTION 52-278f OF THE CONNECTICUT GENERAL STATUTES, BORROWER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS TO NOTICE AND HEARING AS PROVIDED IN §52-278a THROUGH §52-278g OF SAID CONNECTICUT GENERAL STATUTES PRIOR TO THE SECURING OF ANY PREJUDGMENT REMEDY AGAINST SUCH BORROWER IN CONNECTION WITH THE ABOVE-REFERENCED LOANS AND OTHER TRANSACTIONS OR ANY OF THE INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION THEREWITH.

     7.14 Section Titles. The Section Titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

     7.15 Multiple Counterparts. For the convenience of the parties, this Agreement may be executed in more than one counterpart but all such counterparts shall constitute one and the same agreement.

Exhibit 4.17

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit

Name: David C. Benoit
Title: Chief Financial Officer

and

By:	/s/ Marshall T. Chiaraluce

Name: Marshall T. Chiaraluce
Title: Cahirman

WEBSTER BANK

By:	/s/ John H. Frost

Name: John H. Frost
Title: Vice President